Exhibit 99.1

ImmunoCellular Appoints Dr. Richard Chin To Board of Directors

LOS ANGELES, CA – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular” or the “Company”) (OTCBB: IMUC) announced today that Dr. Richard Chin has been elected to the Company’s Board of Directors and appointed as Chairman of the Company’s Compensation Committee and as a member of the Company’s Audit Committee. Dr. Chin currently serves on the Adjunct Faculty of the University of California, San Francisco School of Medicine, and on the Board of Directors of Genmedica Therapeutics S.L., Balance Therapeutics , Inc., and Galena Biopharma, Inc. (NASDAQ: GALE).

Dr. Chin served as CEO of OneWorld Health, a nonprofit pharmaceutical company largely funded by the Bill and Melinda Gates Foundation, from 2008 to2011. From 2006 to2008, he was the President and CEO of OXiGENE, Inc. Dr. Chin has also held various leadership roles with Elan Corporation and Genentech Inc. He has a B.A. in Biology, magnum cum laude, from Harvard University and an M.D. from Harvard Medical School. He achieved the equivalent of a J.D. with honors from Oxford University in England under a Rhodes Scholarship and is licensed to practice medicine in California.

“We are pleased to welcome Dr. Chin to our Board of Directors,” said Dr. John Yu, M.D., Chairman of ImmunoCellular Therapeutics. “His extensive experience in drug development will be valuable as the Company advances its Phase II clinical trial of ICT-107.”

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The Company recently commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor associated antigens for glioblastoma. To learn more about IMUC, please visit www.imuc.com

Forward-Looking Statements

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that IMUC will not be able to secure a licensee for development and commercialization of ICT-107 on favorable terms or at all; the need for substantial additional capital to fund development of ICT-107 through to commercialization; the risk that safety and efficacy results for the dendritic cell-based vaccine will not be confirmed in subsequent trials; the risk that previous results will not be reflected in statistically significant larger patient populations; the risks associated with adhering to projected preclinical or clinical timelines and the uncertainties of outcomes of development work for product candidates; and the risk of obtaining patent coverage for the dendritic cell-based vaccine or that any patents covering this vaccine will provide commercially significant protection for this product candidate. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K. IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

ImmunoCellular Therapeutics, Ltd.
CEOcast, Inc.
James Young, 212-732-4300
Investor Relations
jyoung@ceocast.com